Exhibit 21.1

XTI AEROSPACE, INC.

List of Subsidiaries

Name of Subsidiary	State of Jurisdiction of Incorporation	Fictitious Name (if any)

XTI Drones, LLC	Texas	None

XTI Drone Holdings, LLC	Texas	None

Drone Nerds, LLC	Florida	None

Anzu Robotics, LLC	Delaware	None

XTI Labs, LLC	Texas	None

XTI Drones – Defense, LLC	Texas	None

XTI Aircraft Company	Delaware	None